EXHIBIT (99)(a)

NEWS RELEASE

May 19, 2006
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES CASH DIVIDEND IN CONJUNCTION WITH PREVIOUSLY AUTHORIZED 10% STOCK DIVIDEND

Newton, NC    The Board of Directors of Peoples Bancorp of North Carolina, Inc., Newton, NC (Nasdaq: PEBK) declared the Company’s regular cash dividend for the second quarter of 2006 at their most recent meeting in conjunction with a previously authorized 10% stock dividend. The cash dividend was declared at 11 cents per share. As a result of the stock dividend, each shareholder will receive one new share of stock for every ten shares of stock they hold as of the record date. Shareholders will receive a cash payment in lieu of any fractional shares resulting from the stock dividend. The cash dividend will be paid based on the number of shares held by shareholders as adjusted by the stock dividend. The stock dividend and cash dividend will be paid simultaneously on June 16, 2006. The record date for the stock dividend and cash dividend is June 5, 2006.

Shareholders are encouraged to enroll in the Company’s Dividend Reinvestment and Stock Purchase Plan. For details, you may contact the Investor Relations Department at (828) 464-5620 or (800) 948-7195.

Peoples Bank, the wholly owned subsidiary of Peoples Bancorp of North Carolina, Inc. operates entirely in North Carolina, with eleven offices throughout Catawba County, one office in Alexander County, three offices in Lincoln County and two offices in Mecklenburg County. The Bank also operates a Loan Production Office in Davidson, North Carolina, which is located in Mecklenburg County. The Company’s common stock is publicly traded over the counter and is quoted on the Nasdaq National Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements are based on information currently available to management and are subject to various risks and uncertainties, including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2005, under “General Description of Business” and otherwise in the Company’s reports and filings.

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